EMPLOYMENT AGREEMENT


          This Employment Agreement (the "AGREEMENT") is entered into as of the 15th day of July, 1999 ("COMMENCEMENT DATE"), by and between JWGenesis Financial Corp., a Florida corporation with its principal offices at 980 N. Federal Highway, Suite 300, Boca Raton, Florida 33432 ("COMPANY"), and John Elway, an individual with his principal address at 10030 East Arapahoe Road, Englewood, CO 80110 ("EXECUTIVE"), with respect to the engagement of Executive to provide to Company the services set forth below on the following terms and conditions:

1. ENGAGEMENT AND TERM. Company hereby employs Executive, and Executive hereby accepts such employment, to provide or perform the services described in Paragraph 3 hereof during the five-year period starting on the Commencement Date (the "TERM"), in consideration for the compensation to Executive described in Paragraph 2 hereof. Each of the five consecutive twelve-month periods of the Term, starting with the Commencement Date, is referred to herein as a "CONTRACT YEAR."

2. COMPENSATION. In consideration for Executive's services to Company to be rendered hereunder, Company shall execute and deliver to Executive a Stock Option Agreement in substantially the form attached hereto as EXHIBIT A, pursuant to which (i) Executive will be granted a fully vested option (the "OPTION") to purchase four hundred and fifty thousand (450,000) shares of the Company's common stock, $.001 par value (the "SHARES"), at a price of $13.40 per share, which Option shall terminate on the fifth anniversary of its grant and
(ii) Executive will be entitled to certain registration rights with respect to any Shares acquired by him pursuant to the exercise of his Option.

3.       CONSULTING AND PERSONAL SERVICES.

         (a) During the Term, Executive shall, faithfully and to the best of his ability, provide services to Company and its affiliates as required in the following areas: (i) consultation and advice with respect to strategies to promote the business and profile of Company and to motivate the personnel of Company; (ii) on-camera spokesperson and broadcast personality services in connection with the production and broadcast of one or more radio and/or television commercials commissioned by Company; (iii) print media personality services, including availability for promotional photography sessions, in connection with the production and dissemination of one or more print-based advertising and/or marketing campaigns commissioned by Company; (iv) on-line services, including availability for on-line conferences and other special promotional events sponsored by Company; (v) personal appearances at various Company-sponsored sales conferences, employee meetings and public functions; and
(vi) such other services as may be mutually agreed upon by the parties. In no event shall the aggregate number of days on which services are required to be provided by Executive exceed ten (10) days per Contract Year. Company acknowledges that Executive has other professional and personal commitments. Company shall use its best efforts to notify Executive at least thirty (30) days prior to each proposed scheduled service date and Executive shall use reasonable efforts to accommodate Company's proposed scheduled service dates. Executive shall provide on a regular basis to the person designated from time to time by

Company (the "DESIGNATED LIAISON"), a schedule of professional and personal commitments of Executive that could affect the availability of Executive to provide services hereunder.

         (b) Executive also agrees, if requested by Company and acceptable to Executive, to serve as a member of the Board of Directors of Company (but not of any subsidiary of Company) and committees thereof without any additional compensation therefor, except for such as Company may pay to other persons who serve as outside directors.

         (c) Executive agrees to devote such reasonable amount of time to the promotion of the Company's interests as Executive deems is necessary to discharge his duties in good faith, with the understanding that Executive shall not be required to work full time or keep regular or specified office hours or provide his services at a particular location.

         (d) Executive agrees to cooperate with the Company's efforts to obtain a life insurance policy, paid by the Company, that insures Executive's life during the Term and names the Company as the beneficiary.

4. EXPENSES. Company shall promptly reimburse Executive for documented expenses reasonably incurred by Executive and his guest in connection with the performance of his services hereunder. Air travel for Executive and his guest shall be on a domestic first-class basis, or its equivalent international basis. Hotel stays for Executive and his guest shall be at Marriott Hotels, or their equivalent. Executive and his guest's ground transportation and meals while traveling shall be reimbursed at an agreed upon per diem or shall be provided by Company.

5.       PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

         (a) Executive acknowledges that Executive's work for Company will bring Executive into close contact with many confidential affairs of Company not readily available to the public, and plans for future developments of Company. Accordingly, Executive hereby agrees that, as a material inducement for Company to enter into this Agreement, Executive is subject to the following restrictive covenants:

                  (i) Executive will not, during the Term or at any time for a period of five (5) years thereafter, divulge, use, furnish, disclose or make available to anyone other than Company or its affiliates, or its or their directors or officers as appropriate, any Confidential Information (as defined below), except as may be necessary or appropriate in the ordinary course of performing the consulting services set forth herein.

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                  (ii)   For   purposes   of   this   Agreement,   "CONFIDENTIAL
         INFORMATION" means information relating to Company (which includes such information as previously related to Executive prior to the date hereof), its clients, or its business that derives value from not being generally known to other persons, including, but not limited to, technical or nontechnical data, formulas (including criteria for weighing stock selection factors), patterns (including investment patterns), compilations (including stock selection and buy lists), programs, devices, methods (including stock selection and portfolio
         design  and  monitoring  methods),  techniques,   drawings,  processes,
         financial data, or lists of actual or potential clients, whether or not reduced to writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information that is not also a trade secret shall constitute Confidential Information only for two years after the last
         day  Executive  is  engaged   hereunder   (whether  this  Agreement  is
         terminated voluntarily or involuntarily, with or without cause).

                  (iii) Executive agrees that Executive shall not make or retain a copy of, nor make or cause to be made any notes of, nor remove or cause to be removed from the premises of Company, any document or recording incorporating any Confidential Information belonging to or relating to Company (which, Executive acknowledges, is and shall remain at all times the property of Company) unless such copying or making of notes or removal of any such document or recording is necessary or appropriate for the proper and efficient discharge by Executive of the consulting services set forth herein; PROVIDED, HOWEVER, that if the Board of Directors or a senior executive officer of Company has authorized removal or copying of such Confidential Information, Executive shall return such document, papers, copies or notes to Company forthwith after the authorized purpose has ceased or has been completed or on the demand of Company.

                  (iv) If Company's engagement of Executive is terminated hereunder, whether by Company or by Executive and for whatever reason, Executive will immediately deliver to Company, within three (3) business days of a request by Company: (A) all materials incorporating Confidential Information and (B) any and all other property or equipment which is properly the property of Company or any affiliate thereof.

         (b) Executive acknowledges that Executive's services are unique and extraordinary. Executive also acknowledges that Executive's position may give Executive access to Confidential Information of substantial importance to the business of Company. If Company terminates its engagement of Executive pursuant


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

to Paragraphs 6(a) or (b), or Executive terminates the engagement for reasons other than pursuant to Paragraph 6(c), Executive will not, at any time within two (2) years after such termination (the "NON-COMPETITION PERIOD"), directly or indirectly, for any reason, for his own account, or on behalf of or together with any other person, be engaged as an officer, director, employee, independent contractor, Executive or advisor, or sales representative of any kind, or as an owner, co-owner, or other investor of or in, a business that provides securities brokerage, corporate finance, asset management, capital formation, investment banking, financial advisory, or other services in competition with the business engaged in by Company within the continental United States on the date hereof or, to the extent permitted by and enforceable under applicable law, in which Company is so engaged on the date of Executive's termination.

                  Notwithstanding the foregoing, Executive may own and hold as a passive investment up to one percent (1%) of the outstanding capital stock of a competing entity if that class of stock is listed for trading or quotation on a national or regional stock exchange registered with the Securities and Exchange Commission or The Nasdaq Stock Market.

         (c) Executive also agrees that, during the Non-Competition Period, Executive shall not, directly or indirectly, solicit, offer to hire, entice away, or in any other manner persuade or attempt to persuade any person who is, at that time, an officer, employee, agent, representative, or spokesperson of Company to discontinue his or her relationship with Company (each, a "PROHIBITED SOLICITATION"). Executive shall be deemed to be in breach of Executive's obligations under this Paragraph 5(c) if any business entity which employs Executive, or in which he has any direct or indirect interest, engages in a Prohibited Solicitation, but only if the Prohibited Solicitation results from an action or effort of Executive undertaken for such purpose.

6.       TERMINATION.

         (a) Company may terminate this Agreement and its engagement of Executive upon written notice to Executive "for cause," effective as of the date of such written notice. For purposes of this Paragraph 6(a) "CAUSE" shall mean:
(i) commission of any act of willful misconduct, fraud or gross negligence by Executive in providing consulting services hereunder; (ii) willful failure, refusal or neglect by Executive to comply with Executive's material obligations hereunder, which failure, refusal or neglect is not cured to the satisfaction of Company within fourteen (14) business days after Company's written notice to Executive thereof; (iii) the commission by Executive of any act which constitutes a felony or involves moral turpitude; or (iv) the knowing disparagement by Executive of Company, its products or services, or its personnel.

         (b) Company may terminate this Agreement and its engagement of Executive upon the death or disability of Executive. For purposes of this Paragraph 6(b), "DISABILITY" shall mean Executive's unavailability to perform

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

services requested by Company because of physical or mental injury or illness during any continuous period of one hundred twenty (120) days or for shorter periods aggregating more than one hundred twenty (120) days in any consecutive twelve-month period.

         (c) Executive may terminate this Agreement only if Company is in material breach of its obligations to Executive hereunder, and Company fails to cure such breach to the reasonable satisfaction of Executive within fourteen
(14) business days following written notice of such breach by Executive to Company.

         (d) If Company terminates its engagement of Executive pursuant to Paragraph 6(a) or 6(b) above, Executive shall be entitled to receive any unpaid reimbursable expenses incurred as of the date of such termination (the "TERMINATION DATE").

7. PUBLICITY RIGHTS. Executive hereby grants to Company and its affiliates during the Period of Use (as defined below) the non-exclusive worldwide right, license and authority to use his name, image, likeness, persona, voice, personality, style, presence, mannerisms, and biographical information in, and for the purposes of promoting Company, its affiliates, and the services rendered by Executive pursuant to this Agreement. Notwithstanding the foregoing, the parties agree that all rights granted to Company hereunder shall be subject to the prior review and approval by Executive of Company's proposed uses of his name, image, likeness, persona, voice, personality, style, presence, mannerisms and biographical information, which approval shall not be unreasonably withheld, condition or delayed. Prior to the first use of any such material, Company shall deliver to Executive or his designated representative (initially Jeffrey Sperbeck) true, correct and complete copies thereof. Executive shall have seven
(7) days following receipt of such material to object in writing to Company's use of such material. If Company receives written notice of such objection, Company agrees that it will not utilize the containing the name, image, likeness, persona, voice, personality, style, presence, mannerisms or biographical information of Executive unless or until Executive's reasonable objections have been satisfied and such material has been modified to Executive's reasonable satisfaction. If Executive does not object to the use of any such material in writing within such seven (7)-day period, Executive shall be deemed to have consented to its use. For purposes of this Paragraph 7, "PERIOD OF USE" shall mean the period of time starting on the Commencement Date and ending on its fifth anniversary, whether or not this Agreement is terminated prior to the end of the Term; provided, however, that if this Agreement terminates pursuant to Paragraph 6(c), the Period of Use shall expire six (6) months following the Paragraph 6(c) Termination Date.

8. RIGHTS TO WORK PRODUCT. To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Executive, including Executive's affiliates, agents and subcontractors, in connection with performing consulting services during the Term ("WORK PRODUCT"), shall be deemed to be "work made for hire" as

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

defined in the Copyright Act, 17 U.S.C.A. Section 101 et. seq., as amended, and owned exclusively and perpetually by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all intellectual property or other rights, title and interest Executive may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Executive agrees to execute and deliver to Company, at Company's expense, any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in Company.

9.       MEDIATION; ARBITRATION.

         (a) Any controversy or claim arising from, out of or relating to this Agreement, the breach hereof or the engagement or termination hereof which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) ("CLAIMS") shall first be submitted for mediation in a conference with an impartial mediator ("MEDIATOR") selected jointly by the parties. The parties will use their best efforts to participate in such mediation conference within forty five (45) days after either makes a Claim. Both parties shall attend such mediation conference and attempt to resolve any and all Claims. Notwithstanding the foregoing, either party shall have the right to seek injunctive and/or other equitable relief in a court of competent jurisdiction in the event of a material breach of the provisions of Paragraph 5(a), 5(b), 5(c), 7 or 8 of this Agreement upon twenty-four (24) hours' prior written notice to the other party.

         (b) If the parties are not able to resolve all Claims by mediation, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in West Palm Beach, Florida or Atlanta, Georgia (as selected by Executive), or another mutually agreed upon location in accordance with the commercial rules ("RULES") of the American Arbitration Association, by an experienced arbitrator licensed to practice law in the State of Florida or Georgia, in accordance with such Rules, except as herein specified. The arbitrator shall be selected by alternate striking from a list of six (6) arbitrators, half of which shall be supplied by Company and half by Executive. If Executive does not supply a list of arbitrators, Company shall select the arbitrator. If Executive does supply a list, Company shall strike first. The process shall be repeated twice until an arbitrator is selected. If an arbitrator is still not selected by the above process, then, the Mediator shall provide a list of three (3) names which will be alternately struck, with Company striking first, until a selection is made.

         (c) A demand for arbitration shall be made within a reasonable time after the Claim has arisen and has not been resolved by mediation. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the


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

applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take such depositions and undertake such other discovery as the arbitrator may determine to be appropriate. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Company or Executive.

         (d) Each party shall pay the fees of its attorneys the expenses of its witnesses and any other expenses connected with presenting its case (except as otherwise awarded by the arbitrator). Other costs, including the fees of the Mediator or the arbitrator, the cost of any record or transcript of the proceedings, and administrative fees, shall be borne one-half (1/2) by Executive and one-half (1/2) by Company. Should either party pursue any dispute or matter covered by this Paragraph 9 by any method other than said arbitration, the defending party shall be entitled to recover from the moving party all damages, costs, expenses, and attorneys' fees incurred by the defending party as a result of such action. The provisions contained in this Paragraph 9 shall survive the termination and/or expiration of this Agreement.

10.      INDEMNIFICATION.

         (a) Each of the parties agrees to indemnify and hold harmless the other party, its officers, directors and employees, from and against any and all loss, liability, claims, costs and damages, including but not limited to reasonable attorneys fees, arising directly or indirectly from a breach of the terms and conditions of this Agreement by the other party.

         (b) Company agrees to indemnify and hold harmless Executive from any and all third party claims, actions, suits, demands, loses, damages and all costs and expenses including but not limited to reasonable attorney's fees which Consultant may hereafter incur in connection with, or arising out of Executive's good faith performance of his obligations undertaken herein, except for negligent acts of Executive and acts of intentional misconduct of Executive provided that Company shall be given prompt notice thereof.

11.      GENERAL AND MISCELLANEOUS.

         (a) All notices, consents, requests, and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) on the date delivered in person, (ii) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (iii) on the date transmitted by facsimile, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is

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reflected  or  obtained,  or (iv) if sent by Federal  Express or other  national recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery). In each case (except for personal delivery) such notices, requests, demands, and other communications shall be sent to a party at its address first set forth above.

         (b) Executive shall not have the right to assign this Agreement or any of Executive's rights or obligations hereunder. Company shall have the right to assign this Agreement to any direct or indirect subsidiary of Company. Company shall not have the right to assign this Agreement to a third party in connection with the transfer of a material portion of Company's business without the consent of Executive, such consent not to be unreasonably withheld. Any assignment by Company of this Agreement or any of its rights hereunder shall not relieve it of its obligations hereunder. Company shall notify Executive if Company assigns this Agreement.

         (c) No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement (or of the application of any term, covenant or provision hereof) shall be deemed a continuing waiver or a waiver of any other breach or default (or the waiver of any other application of any term, covenant or provision).

         (d) Notwithstanding any other provisions of this Agreement, Paragraphs 5, 7, 8, 9, 10, and, to the extent of expenses incurred by Executive prior to the effective date of termination, Paragraph 4, shall survive any termination of this Agreement and shall remain in full force and effect.

         (e) This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Florida without regard to conflict of law principles. Any suit, action or proceeding with respect to this Agreement, to the extent permitted by paragraph 10 hereof, shall be brought exclusively in the state courts of the State of Florida or in the federal courts of the United States which are located in West Palm Beach, Florida. The parties hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof. Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith shall pay the prevailing party its reasonable attorneys' fees incurred in connection therewith.

         (f) This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Executive's engagement by Company to provide the consulting services set forth herein. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.


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         (g) Company and Executive hereby warrant and agree that each is free to enter into this Agreement.

         (h) If any term, covenant or provision of this Agreement, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, or any other terms, covenants or provisions of this Agreement, all of which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof, unless the result of any such invalidity, illegality or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity, legality or enforceability of the subject provision. In lieu of any such invalid, illegal or unenforceable provision, and absent any such material failure of consideration, the parties hereto intend that there shall be substituted therefor as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant or provision, or part thereof, as may be possible and be valid, legal and enforceable.


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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                               "COMPANY"

                                     JWGENESIS FINANCIAL CORP.



                                     By:  /s/ Marshall T. Leeds
                                          Marshall T. Leeds,
                                          Chairman and Chief Executive Officer



                                                "EXECUTIVE"



                                      /s/ John Elway
                                     JOHN ELWAY